Exhibit 99.2

Bakers Footwear Group, Inc.

Excerpts of Fourth Quarter Fiscal 2010 Results Conference Call Transcript

March 28, 2011

Operator

Greetings and welcome to the Bakers Footwear Group, Inc. fourth quarter and fiscal year 2010 results conference call. At this time all participants are in a listen only mode. A brief question and answer session will follow the formal presentation. [Instructions] As a [reminder], this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Allison Malkin of ICR. Thank you, Ms. Malkin, you may begin.

Allison Malkin

Thank you. Good morning everyone. Before we get started, I would like to remind you of the Company's Safe Harbor language, which I'm sure you're all familiar with. The statements contained in this conference call which are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties which are described in the Company's filings with the SEC.

And now, I'd like to turn the call over to Baker's Chairman, President and CEO, Peter Edison.

Peter Edison

Thank you, Allison. Good morning, everyone. Thank you for joining us to discuss our fourth quarter and fiscal year 2010 results. With me today is Charlie Daniel, our Chief Financial Officer. For this morning's call, I will review our fourth quarter and full year performance, and highlight the priorities we set for fiscal 2011. Charlie will then review our financials in more detail. After my closing remarks, we will open the call to answer the questions you have for us today.

Our fourth quarter results included increased sales and solid profitability driven by the success of our key initiatives focused on increasing sales and improving our operating performance. During the quarter we maintained our fashion leadership, delivering footwear styles that were favorably received by our customers. We also made progress on our goal to broaden our customer reach and increased brand loyalty through the introduction of exclusive brands in our Bakers stores, and by capitalizing on the significant multi-channel opportunity we see for our Company. The quarter also included strategic investments in marketing to increase awareness in our consumer connection to our brand. At the same time, we maintained stringent control of expenses. Incremental product costs associated with the launch of our exclusive H by Halston brand and higher markdowns taken during the quarter in boot categories negatively impacted gross profit margin in the quarter. That said, our sales trend in our exclusive brands are ahead of our expectations which should improve our sales leverage in future quarters.

The markdowns we took in the fourth quarter allowed us to move through our fall inventory in accordance with our plans. The overall increase in our inventory levels at year-end [resulted] from accelerated receipts of spring merchandise to position us to maximize the spring season. The success of this strategy is demonstrated best by the 9.8% increase in our comparable store sales for the first eight weeks of the first quarter, following a 1.6% increase last year.

In total, for the fourth quarter, net sales increased 1% to $58.2 million from $57.6 million in 2009. Comparable store sales increased 2.6% following an increase of 3.9% last year. And operating income totaled $5.5 million compared to $6.1 million last year. Net income was $5.2 million or $0.54 per diluted share compared to $5.6 million or $0.72 per diluted share in the fourth quarter last year. For the year, net sales were $185.6 million compared to $185.4 million in 2009. Comparable store sales increased 1.7% following a 1.3% increase in fiscal 2009. Importantly, fiscal 2010 represented our third consecutive year of comparable store sales gains. Operating loss totaled $7.5 million compared to an operating loss of $6.5 million in fiscal 2009. And our net loss was $9.3 million or $1.14 per share as compared to a net loss of $9.1 million or $1.24 per share in fiscal 2009.

During the year we made solid progress toward positioning our Company to report increased sales and improved long term operating performance. We focused on four key initiatives. First, introducing exclusive brands in our ongoing effort to differentiate Bakers from mall peers and provide our current customers with great fashion while expanding our customer base. Second, maintaining our fashion leadership by consistently interpreting new fashion trends for our customers. Third, capitalizing on web initiatives to increase awareness and brand loyalty. And fourth, continuing to control expenses while increasing sales. To this end, as relates to new brands and product categories, we launched H by Halston footwear on September 1. The Halston brand further differentiates our stores with a designer label that has a clean and simple look and carries a universal appeal. And this has already led to an expansion in our consumer reach. In fact, H by Halston footwear was a top brand for us during holiday, led by dress shoes and boots. The successful introduction of the brand demonstrates that we can effectively sell higher price point designer products to our existing customers, as well as expand our category reach to more upscale fashion, casual and athletic footwear, thereby attracting new consumers to the Bakers brand and store experience.

We're also pleased with the introduction of H by Halston handbags which launched in 40 stores in November. We expect to build upon our favorable sales momentum in footwear and handbags in 2011 and are excited about the long term potential of H by Halston, which we operate under a license agreement.

We were also very pleased with the October launch of our Wild Pair brand in half of our Bakers stores. This brand offers our customers faster and edgier product [than] is available in either our Bakers or Halston lines. We believe the potential sales and margin opportunity for this brand is also very meaningful, and that its presence will attract a new customer to our Bakers stores at higher retail than our Bakers product.

Second, we are in a very favorable fashion cycle for footwear. The fourth quarter saw very strong performance across our dress shoes styles. Although the boot and bootie space became very competitive during the quarter, we took necessary markdowns to move merchandise and end the season in a solid inventory position. As our first eight week comp sales increase of 9.8% suggests, we're very pleased with the response to our spring offerings.

Third, multi-channel sales continue to represent a significant growth opportunity for us. Multi-channel sales include our Bakersshoes.com website, mini sites for H by Halston and Wild Pair, our call center and special order sales as well as 2010 expansions to a smartphone platform and Amazon.com. During the quarter, multi-channel sales increased 9.9% and now represent over 7% of our total sales. In addition to presenting us with a highly efficient sales channel, eCommerce also represents a very effective way to connect with consumers to market our brands. We also continue to grow our social media efforts to feature our brands and our new launches. We believe this has added greatly to the enthusiasm of our H by Halston and Wild Pair brand introductions. We also launched mini sites for H by Halston and Wild Pair on our Bakers Shoes website, and expect to introduce several new mini sites in 2011 to build further momentum across our channels of distribution in the future.

Fourth, we maintained prudent control of our operating expenses while appropriately investing in marketing and new brands. We believe these investments will enable us to report improved operating performance in 2011 and beyond. Importantly, we believe we have more than adequate liquidity to fund our 2011 business plans. As we begin fiscal 2011, our business is off to an encouraging start. Comparable store sales for the first eight weeks of the quarter are up 9.8%, reflecting robust regular priced selling across all categories including our exclusive H by Halston and Wild Pair brands. We remain confident and excited about continuing our strong sales momentum throughout the spring and into the fall season as we benefit from the strategic investments we've made in our new brands and new product categories. And we expect to further our growth potential as we expand our focus on multi-channel opportunities. We also plan to maintain our expense discipline. As such we expect to deliver strong comp gains and improved operating performance in 2011.

Now I'd like to turn the call over to Charlie to review our financials in more detail.

Charlie Daniel

Thank you, Peter. For the fourth quarter, the 13 weeks ended January 29, 2011, net sales increased 1% to $58.2 million from $57.6 million in the 13 weeks ended January 30, 2010. Comparable store sales increased 2.6% following an increase of 3.9% in the fourth quarter last year. Gross margin was $20.6 million or 35.3% of net sales, down from $21 million or 36.4% of net sales in the fourth quarter last year. The decline in gross profit from the prior quarter was driven by increased cost related to the launch of H by Halston and by increased promotional activity on boots and booties due to softer than anticipated demand in December. Importantly, the added promotions taken allowed us to end the year with inventory position for the spring season.

Selling expenses were $11.4 million or 19.5% of net sales compared to $11.2 million or 19.4% of net sales in the fourth quarter last year. The increase was primarily related to increased marketing cost. General and administrative expenses for the fourth quarter of 2010 remained flat at $3.7 million. Fourth quarter operating income was $5.5 million compared to $6.1 million in the fourth quarter of 2009. Net income was $5.2 million compared to $5.6 million last year. Diluted earnings per share decreased to $0.54 per share from $0.72 per share, primarily as a result of 1.9 million additional shares outstanding compared to last year. For the full fiscal year 2010, net sales were $185.6 million compared to $185.4 million in fiscal 2009. Comparable store sales increased 1.7% following an increase of 1.3% in fiscal 2009. Gross margin was $49.6 million or 26.7% of net sales, down from $53.4 million or 28.8% of net sales last year. The decline in gross margin dollars resulted from increased promotional activity compared to last year and increased cost related to the launch of H by Halston.

During 2010, we recognized $1.4 million in non-cash impairment charges related to certain underperforming stores. This compares to $2.8 million in non-cash impairment charges recognized last year. Operating loss for fiscal 2010 was $7.5 million compared to $6.5 million last year. Our net loss was $9.3 million or $1.14 per share compared to a net loss of $9.1 million or $1.24 per share last year.

Turning to the balance sheet, inventories at the end of fiscal year 2010 were $25.9 million, up from $20.2 million at the end of 2009. The increase over 2009 reflects increased in- transit inventory compared to last year. We accelerated many spring receipts into January this year prior to Chinese New Year which began on February 3. Accounts payable increased to $16 million from $10.1 million last year, largely reflecting increase in inventory at year-end. The balance on our revolving credit facility was $10.4 million compared to $10.5 million last year. And our availability under this facility was $3.1 million at year end.

During the third quarter of 2010, we received net proceeds of $4.5 million from the issuance of subordinated long term debt and common stock which we used for working capital purposes. During the fourth quarter of 2010, we paid off our subordinated secured term loan which had a balance of $2.8 million at the beginning of fiscal year 2010. For fiscal year 2011, we have no required principal payments on any of our debt instruments.

Now, I'll turn the call back over to Peter for closing remarks.

Peter Edison

Thanks, Charlie. In summary, we feel we made important progress in fiscal 2010 to position our Company for sustained and consistent sales growth and improved operating performance. Importantly, consumers are responding favorably to our initiatives in new brands, new categories and across our channels of distribution. We're very pleased with our sales trends as we begin fiscal 2011 and expect to continue our favorable performance throughout the year. We are confident in our business model and our ability to continue to fund our plans to drive improved performance and increase value for our shareholders.

I would now like to turn the call back to the Operator to begin the question and answer portion of the call.

Operator

[Instructions] Our first question comes from the line of Jody Yen with Buckingham Research. Please proceed with your question.

Jody Yen

Good morning, thank you for taking my question. Wanted to get a sense of what was driving what products and what categories, or what styles is driving the 9.8% comp.

Peter Edison

It's spring product. It was across the board in spring product meaning it was dress shoes, it was sandals, it was athletic. It was really across all categories which is a really healthy thing. It was not clearance and it was not boots left over from fall. In fact, we had a significant boot loss in February that was against that number, so we still had the increase despite that.

Jody Yen

Okay, that sounds great. And just a quick follow-up question. How is H by Halston and Wild Pair contributing to your overall comp?

Peter Edison

It's a significant component of it. We don't believe it's the entire comp but we believe that it is the major influence in our comp increase.

Jody Yen

Okay. And then how do eCommerce operating margins compare to the overall store operating margins?

Peter Edison

When you look at it as a separate store, it is slightly better than a typical store because it doesn't have rents that we pay, so its got better margins than a store would have.

Jody Yen

Thank you very much.

Peter Edison

You’re welcome.

Operator

Thank you. [Instructions] Our next question comes from the line of Ivan Zwick with Raymond James. Please proceed with your question.

Ivan Zwick

Good morning, Peter. And that's a great start for the first two months of the year.

Peter Edison

Thanks Ivan, yes it is.

Ivan Zwick

With those kind of comps from what you spoke on comps before, if you continue through the third month, it looks like you could be profitable.

Peter Edison

Are you talking about for the year?

Ivan Zwick

No, no, I'm talking about first quarter.

Peter Edison

I won't say yes or no but we're getting much closer clearly. And these kind of comps, the longer they continue, the more certain it would be that we could achieve profitability. So that is obviously a goal we have. It's not a prediction that I'm willing to make but we are certainly striving towards that goal.

Ivan Zwick

Also on the Wild Pair shoes that you've added, is that just ladies in those Bakers stores?

Peter Edison

Yes, it's just ladies.

Ivan Zwick

Now you still have men's and ladies in the Wild Pair stores?

Peter Edison

No, we discontinued the men's shoes a year ago because we didn't feel the return on investment was worth it. And we've been pleased with that decision.

Ivan Zwick

Okay. Like I say, you're off to a great start and hopefully we'll have a profitable year.

Peter Edison

Thank you Ivan.

Operator

[Instructions] Our next question comes from the line of Ronald Bookbinder with The Benchmark Company. Please proceed with your question.

Ronald Bookbinder

Good morning and yes, congratulations on a great start to the year. The cost of material, labor, and freight are all going up. Are you raising prices in the spring or adjusting sales such that your average unit retail will increase? Or how much of an impact should we look for on gross margin this year?

Peter Edison

We are adjusting our average unit retails. They are increasing. We are not taking a reduction in our initial markup. And in fact, we are raising retails beyond the cost of materials because of the upgraded nature of both the H by Halston and the Wild Pair brands. So our increases that you're seeing at store level are being driven primarily by average unit retail increases.

Ronald Bookbinder

And for the fall, it looks like prices could be even higher than they are in the spring. How are you looking at the back half of the year when it comes to cost increases?

Peter Edison

Yes, the same situation. We again see that we will be able to pass along the cost increases. We do our best to engineer away some of the cost increases but we will be passing along any cost increases that we do have. And it really helps us to have these private label brands that can carry a higher retail to allow us to do that. So that process will continue.

Ronald Bookbinder

Okay. And the markdown for boots, was that an inventory write-down or have those units sold through?

Peter Edison

They've sold through. It was primarily dress units because the very strong dress shoe season caused a slighter, more of a weakness in dress boots and so that's what happened.

Ronald Bookbinder

And you mentioned that there was an impact from the launch of Halston. How many basis points or how many dollars was that?

Peter Edison

For which period?

Ronald Bookbinder

In Q4.

Peter Edison

Q4, the Halston launch was primarily a Q3 event. In Q4 it might have been one or two basis points total because we really felt our way last fall with a decent sized launch in the third quarter, but we didn't really follow it up in fourth quarter to a great degree. But we will this year. It's going to be strong in every quarter this year.

Ronald Bookbinder

And I see you recorded an income tax benefit. What changed compared to last year?

Charlie Daniel

That was a carry-back of a net operating loss. And they changed the tax law and allowed us to recover that last $¼ million or so. So we booked that when we received a check in that amount. Unfortunately, I have no additional carry-back potential moving forward.

Ronald Bookbinder

Okay. So for this year we should be looking at no tax benefit and no tax expense, correct? Once again just zero?

Charlie Daniel

Yes, that's correct, Ron.

Ronald Bookbinder

Okay, thank you very much.

Peter Edison

Thank you Ron

Operator

Thank you. [Instructions] Our next question comes from the line of Ronald Bookbinder with The Benchmark Company. Please proceed with your question.

Ronald Bookbinder

Hi, I just had one or two more questions. How many stores opened and closed last year and what are you looking for this year?

Peter Edison

I think we're looking at roughly three or four openings and three or four closing, and they're really opportunistic openings and closings where the store's no longer generating a profit. The exact number from last year?

Charlie Daniel

We opened a couple of just pop-in stores. We had a net decrease of six stores over the year, pretty much as certain leases expired and we couldn't reach an agreement with the landlord that was mutually beneficial. We've closed one store in 2011 under basically the same circumstances. And our game plan is to, as leases expire, get better lease deals, and if we can't get better lease deals, then it's not a profitable store for us, we'll let it expire. But we don't really anticipate significant movement in either direction in '11.

Ronald Bookbinder

Okay, and you've tightly controlled SG&A for several years now.

Charlie Daniel

Correct.

Ronald Bookbinder

How should we look at SG&A for this year? Should it be flattish on an absolute dollar basis?

Peter Edison

No, we expect it will actually go up by a few million dollars because we have to invest in this sales generating strategy that we do, that we have. And it's really working for us. But there's some marketing expense, some more people that we have to add in the home office. Not a huge amount but a few million dollars is a good guess for what the appropriate investment will be in order to drive these sales.

Ronald Bookbinder

And lastly, you commented how the boots have slowed a bit, and dress shoes and sandals are really driving a nice comp year-to-date. Do you think that's also a bit weather related? Or how has the weather been affecting you and how should we be looking at that?

Peter Edison

Yes, it's really hard to know. I think that it was really cold in December, January, which normally would help boots and it helped what I would call weather boots, but if they weren't specific weather boots it probably didn't help fashion boots specifically. I think there was probably two or three weeks of good weather euphoria that happened in February that we're long since passed. I don't think right now that weather is having any significant impact on our business up or down. And the boot issue is really not a weather issue. It's a fashion issue. The boot fashion was casual boots. Casual boots were very good. The dress boots weren't as strong because of dress shoes and that was just really a fashion mix issue.

Ronald Bookbinder

And lastly, we have a later Easter this year. How should that impact your business?

Peter Edison

It has almost no effect. The fact that Easter moves from March to April might hurt March comps two or three points, but Easter has become so small in our business that other than that shift of comp left or right from March to April, we don't believe it really will affect our fashion trends and/or the desirability of our categories.

Ronald Bookbinder

Okay, great. Thank you very much.

Peter Edison

Thank you Ron.

Operator

[Instructions] Ladies and gentlemen, at this time, we have no additional questions. And I'd like to turn the floor back over to Mr. Edison for any closing remarks.

Peter Edison

Thanks again for joining us everybody. We look forward to seeing some of you at the Telsey conference in New York tomorrow. And if not, then when we report first quarter results in June.

Operator

Ladies and gentlemen, this concludes today's teleconference. You may disconnect your lines at this time and thank you for your participation.